Exhibit 21.1

Subsidiaries

1.  Premier Data Systems, Inc., a Delaware Corporation (“PDS”);
2.  Atlantic Systems Corporation, a Virginia corporation (“Atlantic”)
3.  Fugen, Inc., a Delaware Corporation, a wholly owned subsidiary of PDS;
4.  PDS GIS/LIS, Inc., a Delaware Corporation (“GIS/LIS”), a wholly owned subsidiary of PDS;
5.  Land Links Company Ltd., a New Mexico limited liability company, a wholly owned subsidiary of GIS/LIS; and
6.  Point One, L.L.C., a Virginia limited liability company, a wholly owned subsidiary of Atlantic.